UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2012

CIRCUS AND ELDORADO JOINT VENTURE SILVER LEGACY CAPITAL CORP.

(Exact names of registrants as specified in their charters)

Nevada Nevada	333-87202	88-0310787 71-0868362
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

407 North Virginia Street, Reno, Nevada 89501

(Address of principal executive offices, including ZIP code)

Registrant’s telephone number, including area code (800) 687-7733

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Circus and Eldorado Joint Venture (the “Partnership”) and Silver Legacy Capital Corp. (“Capital”) issued 10 1/8 % Mortgage Notes (the “Notes”) pursuant to an Indenture, dated as of March 5, 2002 (the “Indenture”), by and among the Partnership, Capital and The Bank of New York, as trustee. On March 1, 2012, the Notes matured in accordance with the terms of the Indenture and the Partnership did not make the required principal payment and elected not to make the scheduled interest payment on the Notes. As a result, an aggregate of $142,800,000 principal amount of Notes were outstanding and accrued interest of $7,229,250 on the Notes, as of March 1, 2012, is due and payable. The Partnership is in continuing discussions with potential financing sources and the holders of the Notes regarding a restructuring of its obligations under the Notes and has entered into a forbearance agreement with a substantial holder of the outstanding Notes. Pursuant to the terms of the forbearance agreement, the Note holders party thereto have agreed not to exercise remedies with respect to outstanding defaults and events of default, including the failure to make the March 1, 2012 principal and interest payment, before March 15, 2012, unless the forbearance agreement is terminated earlier pursuant to the terms thereof.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012

CIRCUS AND ELDORADO JOINT VENTURE

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer

SILVER LEGACY CAPITAL CORP.

By:	/s/ Gary L. Carano
Gary L. Carano
Chief Executive Officer